Exhibit 99.1

Enovix Announces Completion of Warrant Dividend Program

Warrants Expired and Ceased Trading on Friday, August 29, 2025

Approximately 26.5 Million Warrants Exercised for Approximately $232.1 Million Gross Proceeds

FREMONT, Calif., September 5, 2025 -- Enovix Corporation (Nasdaq: ENVX, ENVXW) (“Company” or “Enovix”), a leader in advanced silicon battery technology, today announced the successful completion of its warrant dividend program. As of the expiration deadline on August 29, 2025, all outstanding warrants have either been exercised or expired, formally concluding the transaction.
Preliminary Key Results (subject to final adjustments for final reconciliation of warrant exercises):
•Approximately 26.5 million common shares issued upon the exercise of the same number of warrants
•Approximately $232.1 million in gross proceeds generated for Enovix for warrant exercises
•Warrant dividend program has concluded, and no further action is required by shareholders or warrant holders
“We designed the warrant dividend to be a shareholder-friendly mechanism that could both reward participation and strengthen our capital position,” said Raj Talluri, President and CEO of Enovix. “With over $232.1 million in gross proceeds raised through exercises, we believe the program has delivered on both fronts and provides us additional resources to accelerate production at Fab2, scale our 100% silicon-anode battery technology, and to potentially pursue acquisition targets in the battery ecosystem where we believe we could accelerate the adoption of our batteries into additional markets and customers through the acquisition of businesses or technologies. Combined with recent independent testing confirming AI-1™ as the industry’s highest energy density smartphone cell available, we believe this milestone reinforces our leadership in silicon-anode batteries and positions us to drive the next wave of innovation in the industry. We sincerely thank all of our shareholders for their continued confidence and support.”
Warrant Dividend Program Background
Enovix announced a dividend of warrants on July 7, 2025, with warrants distributed on July 21, 2025 to shareholders and convertible noteholders of record as of July 17, 2025. Each warrant was exercisable for $8.75 in cash. The warrants were structured to expire early upon satisfaction of certain trading price conditions relating to the Company’s common stock. Following achievement of these conditions, the warrants expired by their terms on August 29, 2025, concluding the program. As a result, the warrants ceased trading on Nasdaq at 4:00 p.m. New York City time, and were no longer exercisable as of 5:00 p.m. New York City time, on August 29, 2025.
For more information relating to the warrants, please refer to the materials filed by the Company with the Securities and Exchange Commission (“SEC”) and available at https://www.sec.gov, and the information posted on the Company’s website at https://www.enovix.com/enovix-warrant-dividend.

Exhibit 99.1

About Enovix Corporation
Enovix is a leader in advancing lithium-ion battery technology with its proprietary cell architecture designed to deliver higher energy density and improved safety. The Company’s breakthrough silicon-anode batteries are engineered to power a wide range of devices from wearable electronics and mobile communications to industrial and electric vehicle applications. Enovix’s technology enables longer battery life and faster charging, supporting the growing global demand for high-performance energy storage. Enovix holds a robust portfolio of issued and pending patents covering its core battery design and manufacturing process.
Enovix is headquartered in Silicon Valley with facilities in India, South Korea and Malaysia. For more information visit https://enovix.com and follow us on LinkedIn.
No Offer or Solicitation
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The issuance of the warrants was not registered under the Securities Act of 1933, as amended (the “Securities Act”), as the distribution of a warrant for no consideration does not constitute a sale of a security under Section 2(a)(3) of the Securities Act. A Form 8-A registration statement and prospectus supplement describing the terms of the warrants were filed with the SEC and are available on the SEC’s website located at https://www.sec.gov. Warrant holders should read the prospectus supplement carefully, including the Risk Factors section included and incorporated by reference therein. This press release contains a general summary of certain terms applicable to the warrants. Please read the Warrant Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2025 as it contains important information about the terms of the warrants.
Forward‐Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, about us, the warrants and our business that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and can be identified by words such as anticipate, believe, continue, could, estimate, expect, intend, may, might, plan, possible, potential, predict, should, would and similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements in this press release include, without limitation, that the warrant dividend program has strengthened our capital position, the anticipated amount of gross proceeds generated by warrant exercises and the impact of the warrant exercise proceeds on the Company’s ability to accelerate production at Fab2 and scale our 100% silicon-anode battery technology and to build the foundation for profitable growth, that the warrant dividend program reinforces our leadership in silicon-anode batteries and positions us to drive the next wave of innovation in the industry, and the potential to pursue acquisition targets in the battery ecosystem where we believe we could accelerate the adoption of our batteries into additional markets and customers through the acquisition of businesses or technologies. Actual results and outcomes could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including,

Exhibit 99.1
without limitation, those risks and uncertainties and other potential factors set forth in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly reports on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. For a full discussion of these risks, please refer to Enovix’s filings with the SEC, including its most recent Form 10-K and Form 10-Q, available at https://ir.enovix.com and www.sec.gov. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact:
Robert Lahey
ir@enovix.com

Chief Financial Officer:
Ryan Benton
ryan.benton@enovix.com
3